THE MERGER FUND
THIRD AMENDMENT TO THE
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS THIRD AMENDMENT, effective as of January 1, 2017, to the Amended and Restated Custody Agreement dated as of July 15, 2008, as amended January 19, 2011 and July 9, 2013 (the "Agreement"), is entered into by and between THE MERGER FUND, a Massachusetts trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement;

WHEREAS, Article XIV, Section 14.04 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MERGER FUND	U.S. BANK, N.A.
By: /s/ Bruce Rubin	By: /s/ Michael L. Ceccato
Name: Bruce Rubin	Name: Michael L. Ceccato
Title: COO	Title: Vice President

Amended Exhibit D to the Amended and Restated Custody Agreement

Custody Services Fee Schedule effective January 1, 2017
The Merger Fund Investor Class
The Merger Fund Institutional Class

Annual Fee Based Upon Market Value per Fund*

___ basis point on first $___ Billion
___   basis points on the balance
Minimum annual fee per fund – $___
Plus portfolio transaction fees

Portfolio Transaction Fees
$___	– Book entry DTC transaction, Federal Reserve transaction, principal paydown
$___	– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$__	– Option/SWAPS/future contract written, exercised or expired
$__	– Mutual fund trade, Margin Variation Wire and outbound Fed wire
$__	– Physical security transaction
$__	– Check disbursement (waived if U.S. Bancorp is Administrator)
$__              – Short sale

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee*

$__ per year per fund complex

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.
$__  per Sub Advisor or Segregated custody account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Amended Exhibit D (continued) to the Amended and Restated Custody Agreement Additional Global Sub-Custodial Services effective January 1, 2017

A monthly base fee per account (fund) will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
__ foreign securities: $__; __ foreign securities: $__; Over __ foreign securities: $__
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $__ per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.